EXHIBIT 15



August 11, 1997



To Mirage Resorts, Incorporated

We are aware that Mirage Resorts, Incorporated has incorporated by reference in its Registration Statements on Form S-8 (File No. 33-16037), on Form S-8 (File No. 33-48394), on Form S-8 (File No. 33-63804), on Form S-8 (File No. 33-60183), on Form S-3 (File No. 33-65317), on Form S-3
(File No. 333-07261) and on Form S-3 (File No. 333-07370) its Form 10-Q for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of these registration statements or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



ARTHUR ANDERSEN LLP